Exhibit 10.16

Exhibit A

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”) to the Employment Agreement between Arun Oberoi (“Executive”) and Micromuse Inc. (“Company”) dated January 12, 2004 (“Employment Agreement”) is made as of September 30, 2004 (the “Amendment Effective Date”).

WHEREAS, the Company wishes to clarify certain aspects of Executive’s Employment Agreement regarding variable compensation;

WHEREAS, Executive has performed and continues to perform under the Employment Agreement as of the date he commenced employment with the Company;

WHEREAS, the Company wishes to provide certain bonus incentives to Executive to continue his employment with the Company; and

WHEREAS, the Company has sought and obtained approval from the Compensation Committee of the Company’s Board of Directors for this Amendment.

NOW THEREFORE, in consideration of the promises, mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.	Paragraph 2(b) of the Employment Agreement is deleted in its entirety and replaced with new Paragraph 2(b), a copy of which is attached hereto.

2.	Except as specifically set forth herein, the Employment Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

MICROMUSE INC. (“Company”)		ARUN OBEROI (“Executive”)

By:	/s/ James B. De Golia	By:	/s/ Arun Oberoi
Name:	James B. De Golia	Date:	October 22, 2004
Title:	Senior Vice President
Date:	September 30, 2004

Paragraph 2

(b) On Target Bonuses. In addition to Base Compensation, the Executive shall be eligible to receive an incentive bonus with a target bonus amount (the “On Target Bonus”) set forth in the tables below in this Section 2(b), payable quarterly (or otherwise in accordance with the Company’s payment of bonuses to other senior executives). The On Target Bonus (if any) shall be awarded based on criteria of performance by the Executive and/or the Company (the “Target”) established in advance by the Compensation Committee of the Board that will include consideration of the recommendations of the Chief Executive Officer. For the remainder of Fiscal Year 2004, the criteria of performance for the award of an On-Target Bonus to Executive will be the market consensus estimates of the Company’s quarterly (and annual) revenue. For Fiscal Year 2005 (commencing on October 1, 2004), the criteria of performance will be established in advance by the Compensation Committee (together with the criteria of performance for the Company’s CEO and CFO), and will include revenue and earnings targets established by the Compensation Committee or Board. The reasonable determinations of the Compensation Committee with respect to the On Target Bonus shall be final and binding, subject to Section 10(g). The On Target Bonus shall be up to the following amounts, respectively payable on a “cliff” basis if and only if the percentages of the Target are achieved (and without interpolation or pro rata adjustments below or within or above the percentage thresholds set forth below):

% of Target Achieved	On Target Bonus (Annual Amount)	On Target Bonus (Quarterly Amount)	Maximum Base Compensation and On Target Bonus (Annual Amount)
75%	$120,000	$30,000	$420,000
80%	$150,000	$37,500	$450,000
90%	$200,000	$50,000	$500,000
100%	$250,000	$62,500	$550,000
110%	$345,000	$86,250	$645,000
120%	$585,000	$146,250	$885,000
130%	$637,917	$159,480	$937,917
140% or more	$690,833	$172,710	$990,833

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